Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports 95 Percent Growth in Net Sales For Its 2nd Quarter of Fiscal 2006
CEO Succession Plan Targeted For End of Fiscal 2006 Also Announced
MINNEAPOLIS, May 11, 2006—XATA Corporation (Nasdaq:XATA), the leader in onboard fleet management systems for private fleet transportation, announced today that it achieved record revenue of $8.4 million in the second quarter of fiscal 2006, up 95 percent from a year ago and 31 percent from the first fiscal quarter of 2006.
The Company also announced that Craig S. Fawcett, Chairman and CEO, will be resigning from his current position at the end of this fiscal year to accept an executive role at Deere & Company, from which he took a leave of absence to join XATA four years ago. Mr. Fawcett will remain on the board of directors and will play an active role in the selection of his successor.
Net sales for the second quarter of fiscal 2006 increased to $8.4 million, compared to $4.3 million in the second quarter of fiscal 2005. Deferred revenue totaled $11.9 million at the end of the second quarter of fiscal 2006, compared to $7.1 million at the end of the second quarter of fiscal 2005. The growth in net sales and deferred revenue was due to strong demand for the Company’s XATANET and OpCenter systems, for which sales increased 239 percent and 52 percent, respectively, on a year-over-year basis. Sales of XATANET, which is XATA’s on-demand hosted fleet management system, increased to 40 percent of total net sales for the second quarter of fiscal 2006, compared to 23 percent for the second quarter of fiscal 2005. For the six months ended March 31, 2006, net sales increased 68 percent to $14.8 million, compared to $8.9 million in the same period of fiscal 2005. XATANET system sales amounted to 43 percent of total net sales for the six months ended March 31, 2006.
“It has been XATA’s mission to lead our industry in the development and deployment of intelligent fleet management technologies that help our customers more profitably grow their businesses”, stated Craig Fawcett, XATA Chairman and CEO. “Today, I am proud to announce that we are succeeding in that mission with over 430 companies embracing our latest innovation, XATANET, bringing the total number of OpCenter and XATANET systems deployed to over 49,000. Looking forward we expect sales of our systems to continue to grow in proportion to rising fuel costs, as our customers are experiencing significant energy cost savings through the use of our solutions.”
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XATA Releases First Quarter Results — Page 2
Costs of sales for the second quarter of fiscal 2006 were $4.5 million, compared to $2.4 million for the second quarter of fiscal 2005. The increase of $2.1 million was primarily due to an increase in OpCenter and XATANET system sales. Gross margins improved 250 basis points or 2.5 percentage points in the quarter to 46.2 percent for the three months ended March 31, 2006, compared to 43.7 percent for the same period of fiscal 2005. For the six months ended March 31, 2006 and March 31, 2005 cost of sales totaled $8.3 million and $4.9 million, and the gross margins amounted to 44.1 percent and 44.8 percent, respectively.
Research and development costs for the second quarter of fiscal 2006 were $0.8 million, compared to $1.1 million for the second quarter of fiscal 2005. The decrease of $0.3 million was due to the capitalization of software development costs for projects that have reached technological feasibility. For the six months ended March 31, 2006 and March 31, 2005 these same costs totaled $1.6 million and $2.1 million, respectively.
Selling, general and administrative costs for the second quarter of fiscal 2006 were $3.0 million, compared to $2.3 million for the second quarter of fiscal 2005. The increase of $0.7 million was primarily due to an increase in back-office infrastructure costs to support the XATANET subscription based format that were added in late fiscal 2005, and higher sales and marketing costs associated with increased OpCenter and XATANET system sales. For the six months ended March 31, 2006 and March 31, 2005 these same costs totaled $5.7 million and $4.4 million, respectively.
“The $1.6 million year-over year improvement of our operating results during the second quarter was driven by a 64 percent increase in system shipments and the continued improvement that we have made in lowering our cost structure,” stated Mark Ties, XATA CFO. “Although I would like to say that profitable results will continue, we still will require additional quarters for our cost control measures that we have implemented over the last year and our new model built around XATANET to take hold before we can finally say that quarterly losses are behind us.”
With regard to his decision to resign from his current role at XATA, Mr. Fawcett commented: “Four years of hard work throughout our company has led to the re-invention of XATA Corporation as an industry leader in onboard fleet management systems. It is with a sense of great accomplishment and a touch of sadness that I announce my resignation as CEO effective the end of fiscal 2006. I have enjoyed my time at XATA and will be leaving the company in a state where it has never been stronger and the outlook has never been brighter. Our latest innovation, XATANET, continues to gain strong market acceptance as it is successfully sold through both direct and indirect distribution channels while XATA’s long-term future is secured by a world class management team, exceptional employees and invaluable strategic partners. I will work closely with the management team and the Board to assure that the transition is seamless for both our customers and shareholders.”

XATA Releases First Quarter Results — Page 3
About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 49,000 trucks at over 1,600 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.

XATA Releases First Quarter Results — Page 4
XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)
(UNAUDITED)

	March 31,	September 30,
	2006	2005
Current assets
Cash and cash equivalents	$5,355	$6,473
Accounts receivable, net	6,853	7,812
Inventories	2,112	1,257
Deferred product costs	3,654	4,671
Prepaid expenses	337	204

Total current assets	18,311	20,417

Equipment and leasehold improvements, net	2,144	1,085
Deferred product costs, non-current	1,429	1,002

Total assets	$21,884	$22,504

Current liabilities
Bank line of credit	$500	$1,800
Note and capital lease obligations	88	—
Accounts payable	1,509	2,387
Accrued liabilities	2,746	2,171
Deferred revenue	7,233	7,774

Total current liabilities	12,076	14,132

Note and capital lease obligations, non-current	136	—
Deferred revenue, non-current	4,677	3,335

Total liabilities	16,889	17,467

Shareholders’ equity
Common stock	21,173	20,527
Preferred stock	9,243	9,105
Accumulated deficit	(25,421)	(24,595)

Total shareholders’ equity	4,995	5,037

Total liabilities and shareholders’ equity	$21,884	$22,504

XATA Releases First Quarter Results — Page 5
XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Net sales	$8,418	$4,316	$14,841	$8,854

Cost of sales	4,530	2,429	8,302	4,888
Selling, general and administrative	3,011	2,339	5,692	4,433
Research and development	840	1,137	1,567	2,133

Total costs and expenses	8,381	5,905	15,561	11,454

Income (loss) from operations	37	(1,589)	(720)	(2,600)
Interest and other income, net	26	39	34	56

Income (loss) before income taxes	63	(1,550)	(686)	(2,544)
Income tax expense	—	—	—	—

Net income (loss)	63	(1,550)	(686)	(2,544)

Preferred stock dividends and deemed dividends	(44)	(42)	(140)	(192)

Net income (loss) to common shareholders	$19	($1,592)	($826)	($2,736)

Net income (loss) per common share — basic and diluted
Net income (loss) to common shareholders	$0.00	($0.22)	($0.11)	($0.38)

Weighted average common and common share equivalents
Basic	7,406	7,172	7,354	7,151

Diluted	11,071	9,464	10,881	9,428